Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Comcast Corporation (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of new accounting pronouncements in 2008 and 2007), and the effectiveness of Comcast Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 21, 2009